EXHIBIT 21



                           Subsidiaries of Registrant
                           --------------------------
    Name                       Percentage Ownership        State of Organization
    ----                       --------------------        ---------------------

    Gaines, Berland Inc.               100                        New York

    GBI Trading Corp.                  100                        New York

    GBI Fund Management Corp.          100                        New York